Exhibit 10.43

November 23, 2004

FCStone Merchant Services, LLC

396 Springfield Avenue, 2nd Floor

Summit, New Jersey 07901

Attention: Mr. Allan Lee, President

Ladies and Gentlemen:

UFJ Bank Limited (the “Bank”) is pleased to inform you that the Bank will consider, on a case-by-case basis, requests from FCStone Merchant Services, LLC (the “Borrower”) for financing upon and subject to the terms and conditions hereinafter set forth.

1.	Borrower:

FCStone Merchant Services, LLC

2.	Amount, Etc.:

(a) Up to an aggregate principal and face amount of Ten Million U.S. Dollars (U.S. $10,000,000) (the “Maximum Amount”) at any time outstanding to the Borrower. For purposes of computing the Maximum Amount, and otherwise where the context requires, each letter of credit referred to below shall be deemed to be an Advance (as defined below) in an amount equal to the maximum face amount thereof, it being understood that at no time shall the aggregate outstanding principal or face (as the case may be) amount of all Advances made and other Credits (as defined below) issued hereunder to or for the account of the Borrower exceed the Maximum Amount. The Borrower’s indebtedness with respect to Advances hereunder, if any, will be evidenced by the Borrower’s promissory note in form and substance satisfactory to the Bank (as amended, modified, supplemented or replaced from time to time, the “Note”). The Bank may make notations of the Advances and all repayments of the outstanding principal amounts and accrued interest on the Advances on the schedule attached to and constituting a part of the Note. Such notations, if made, will be prima facie evidence of the accuracy of the information recorded; provided, however, that the failure to make any such notation shall not in any way affect the Borrower’s obligation to pay any amount in connection herewith or therewith.

(b) All other financial institutions which extend credit to the Borrower and which have security interests in personal property of the Borrower (together with the

Bank, the “Lender Group”) will enter into an intercreditor agreement with the Bank, in form and substance satisfactory to the Bank (the “Intercreditor Agreement”).

3.	Availability:

(a) This facility may be used from time to time, until further written notice by the Bank to the Borrower (the date of such notice being hereinafter called the “Termination Date”), only to finance transactions described in Section 3(d) hereof, in each case acceptable to the Bank in its sole discretion through (A) advances with a term up to 364 days but in any event payable on demand (“Advances”), (B) documentary letters of credit with a term up to 364 days and (C) stand-by letters of credit with a term up to 364 days. Each of the Advances and such letters of credit referred to above are herein sometimes referred to as a “Credit”.

(b) Each request for a Credit will be made in writing. The Borrower agrees that its compliance with the terms of this letter agreement and the other Loan Documents (as hereinafter defined in Section 11(b)) shall not obligate the Bank to grant any request for any Credit hereunder, and that any Credit hereunder is subject to the Bank’s approval in its sole discretion. This letter agreement does not constitute a commitment by the Bank to provide any Credit and may be terminated by the Bank at any time.

(c) It is understood that the Bank may utilize any office of the Bank or an affiliate of the Bank as its lending office for any or all Credits hereunder.

(d) Each Credit shall be used only for the purpose of financing self-liquidating transactions involving the purchase, storage, hedging and sale of grains, crude oil, natural gas and petroleum products that are traded on commodities exchanges, including, without limitation, transactions in which the Borrower makes loans or otherwise extends credit to, or enters into commodity repurchase agreements with, counterparties acceptable to the Bank in its sole discretion, unless otherwise agreed by the Bank.

(e) Prior to each request for a Credit, the Borrower shall deliver to the Bank a written summary description of the transaction that the Borrower proposes to enter into which shall include, without limitation, (i) the names and addresses of the counterparty to the transaction and any guarantors and other obligors in connection with the transaction (such as the counterparty’s account debtors), (ii) the name and address of the relevant supplier, (iii) copies of all relevant documents, including without limitation, purchase and sale contracts and/or financing documents (the “Transaction Documents”) certified as true and complete by an authorized officer of the Borrower, (iv) a statement of the total amount of financing required by the Borrower for such transaction and the amounts expected to be financed by each of the Bank and Sowood (as defined below in Section 5) or another Subordinated Lender (as defined below in Section 5) and (v) a description of the collateral to be obtained by the Borrower and the location and fair market value thereof. For each transaction, the Transaction Documents will include, or the Borrower will obtain separately, either (x) a consent of each counterparty (in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Bank) to the Bank’ security interests in the Borrower’s assets relating to such transaction including, without limitation, all of the Borrower’s present and future accounts and loans receivable owing by such counterparty and all of the Borrower’s security interests in present and future assets of such counterparty, or (y) such documents as the Bank may require to enable it to be in the same position as if it were a direct lender secured by first priority perfected security interests in (and control over) inventory and accounts receivable arising from the sale thereof.

4.	Advances, etc.:

(a) Upon the terms and subject to the conditions of this letter agreement, the Bank may, upon the Borrower’s written request, from time to time:

(i) make Advances to the Borrower which it may, within the limit of the Maximum Amount, borrow, repay and re-borrow; and

(ii) issue other Credits for the account of the Borrower, within the limits of the Maximum Amount.

All Advances shall be payable on demand by the Bank (in its sole discretion), but in any event each Advance shall be paid upon the maturity date thereof. The Borrower shall, upon demand of the Bank (in its sole discretion), deposit cash collateral with the Bank in an amount equal to the maximum face amount of all outstanding Credits which are letters of credit issued by the Bank for the account of the Borrower. The Borrower shall pay all of its obligations in connection with each letter of credit issued by the Bank as provided in this letter agreement and the other Loan Documents (as hereinafter defined).

(b) Whenever the Borrower desires to obtain an Advance or to request a letter of credit to be issued hereunder, it shall give the Bank, at least three Business Days prior to the date of such Advance or issuance of such letter of credit, written notice thereof, in each case in form and substance satisfactory to the Bank, accompanied, in the case of a letter of credit, by a duly executed application, in form and substance satisfactory to the Bank, provided, however, that in the case of Advances to bear interest at the COF Rate (as defined below) such written notice may be given by the Borrower not later than 11.00 A.M., New York City time, on the date of the proposed Advance. “Business Day”, as used in this Section 4, means a day on which the Bank is open for business in New York City. Each such notice (each a “Notice of Drawing”) shall be irrevocable and shall specify (A) the principal or face amount of the Advance or letter of credit (as the case may be) to be made or issued, (B) the date (which shall be a Business Day) on which such Advance or letter of credit is to be made or issued, (C) in the case of a letter of credit, the commission and fees, as applicable, payable in respect of such Credit in accordance with Section 6 hereof, (D) in the case of an Advance bearing interest at a rate based on Adjusted LIBOR or the COF Rate, the initial Interest Period to be applicable thereto, (E) the maturity date or expiry date (as the case may be) and (F) such other information as the Bank may request.

(c) The Bank will incur no liability to the Borrower in acting on any request or other communication which it believes in good faith and absent manifest error to have been given by an officer of the Borrower or the person authorized to borrow or request any Credit on the Borrower’s behalf or otherwise.

5.	Interest:

Each Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the sum during each Interest Period (as defined below) of (x) Adjusted LIBOR (as defined below) or the COF Rate (as defined below), as selected by the Borrower for such Interest Period and (y) a margin to be mutually agreed in writing on or prior to the date of such Advance, but in any event such margin shall not be less than one and one half of one percent (1.50%) computed on the basis of a year of 360 days and the actual number of days elapsed. Notwithstanding the foregoing, the Borrower may elect that Advances shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Base Rate computed on the basis of a year of 360 days and the actual number of days elapsed.

Interest on Advances shall be payable (i) on the last day of each Interest Period for each Advance (and, if such Interest Period exceeds three months duration, on the last day of every three-month period commencing on the date three months after the first day of such Interest Period), and (ii) in the case of any Advance, upon the payment or prepayment thereof (but only upon the principal amount paid) and on maturity (whether at stated maturity, by acceleration, demand or otherwise). In addition, at such time as any Advance shall bear interest at a rate based on the Base Rate, interest thereon shall be payable monthly in arrears on the last Business Day of each month.

All amounts due and payable with respect to any Credit (including, without limitation, all reimbursement obligations arising from drawings under any letter of credit) and not paid when due shall bear interest from the date due until paid in full at a rate per annum equal to the Base Rate (as defined below) plus 3% per annum, Such interest shall be payable upon demand.

“Adjusted LIBOR” for any Advance for any interest Period therefor is the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient of (x) LIBOR for such Advance for such Interest Period divided by (y) 1 minus the Reserve Requirement for such Advance for such Interest Period.

“Base Rate” is the variable rate of interest set by the Bank from time to time as its U.S. prime commercial lending rate, whether or not the Borrower shall have notice thereof. Such rate is a reference rate established by the Bank from time to time and does not necessarily represent the lowest or best rate actually charged by the Bank to any customer.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in New

York City and, with respect to any provision hereof relating to LIBOR, on which dealings in Dollar deposits are carried on in the relevant interbank Eurodollar market.

“COF Rate” for any Advance for any Interest Period therefor is the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Bank to be equal to the quotient of (x) the rate which represents the Bank’s cost of funding such Advance for such Interest Period using such funding services as the Bank shall select in its sole discretion, as of approximately 10:00 A.M., New York City time, on the first day of such Interest Period divided by (y) 1 minus the Reserve Requirement for such Advance for such Interest Period. Any confirmation setting forth the COF Rate sent by the Bank to the Borrower shall be conclusive and binding on the Borrower.

“Interest Period” shall mean with respect to any Advance, (i) initially the period commencing on the date of such Advance and ending one month or three months thereafter, as selected by the Borrower, or such shorter period as may be mutually agreed to by the Borrower and the Bank, and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period for such Advance and ending one month or three months thereafter, as selected by the Borrower, or such shorter period as may be mutually agreed to by the Borrower and the Bank; provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless it falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall, subject to the provisions of clause (a) above, end on the last day of such calendar month; (c) no Interest Period shall end on a date after the Termination Date; and (d) if the Borrower fails to select an Interest Period for any Advance, such Advance shall bear interest at a rate based on the Base Rate.

“LIBOR” shall mean, with respect to any Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Bank appearing on the Telerate Service Page 3750 (or any successor or substitute page on that service or any substitute service providing comparable rate quotations to those currently provided, as determined by the Bank from time to time) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If such rate is not available, the term “LIBOR” shall mean, for any Interest Period for any Advance, the rate per annum at which the Bank is offered Dollar deposits in the London interbank market at or about 11:00 A.M. (London time) two Business days prior to the first day of such Interest Period for a term comparable to such Interest Period and in an amount comparable to such Advance.

“Reserve Requirement” shall mean for any Advance for any period as to which interest is payable hereunder, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such period under any law, rule, regulation or interpretation of any government, central bank or regulatory authority against: (i) any category of liabilities that includes deposits by reference to which LIBOR or the COF Rate is to be determined or (ii) any category of extensions of credit or other assets that include Advances; provided, that at any time such maximum rate is equal to or less than such rate as of the date hereof, the Reserve Requirement shall be deemed to be zero.

“Sowood” and “Subordinated Lender” shall mean Sowood Commodity Partners Fund LP, or another lender satisfactory to the Bank in its sole discretion.

“Subordinated Debt” shall mean subordinated indebtedness of the Company to the Subordinated Lender which is subordinated on terms and conditions satisfactory to the Bank to all of the Borrower’s obligations to the Bank.

If any payment of the principal of an Advance pursuant to this letter agreement (other than Advances bearing interest based on the Base Rate) is made on a day other than the last day of an Interest Period applicable thereto for any reason, including, without limitation, voluntary prepayment, demand or acceleration, or if the Borrower fails to borrow any proposed Advance (other than Advances bearing interest based on the Base Rate) after the Bank has arranged funding thereof, or if the interest rate on any Advance is converted as provided in the next or second succeeding paragraph, the Borrower shall pay to the Bank, on demand, the amount of any loss, cost or expense incurred by the Bank as a result of the timing of such payment, such failure to borrow or such conversion, including, without limitation, any loss incurred in liquidating or redeploying deposits from third parties.

In the event that on any date on which LIBOR or the COF Rate, as the case may be, is to be determined with respect to an Interest Period: (i) the Bank determines that deposits in dollars in the principal amount of the Advance to which such Interest Period applies are not being offered to the Bank in the applicable interbank market for the applicable Interest Period or (ii) LIBOR or the COF Rate, as the case may be, does not accurately reflect the cost of the Bank of maintaining or funding the principal amount thereof, then the affected Advance shall, on receipt by the Borrower of notice from the Bank of such circumstances, convert to an Advance bearing interest at a rate per annum equal to the Base Rate payable monthly in arrears.

If the effect of any applicable law, rule or regulation, or the interpretation or administration thereof, or compliance with any request or directive of any governmental authority, is to make it unlawful or impracticable for the Bank to maintain or fund the principal amount of any Advance pursuant to this letter agreement, then the affected Advance shall, on receipt by the Borrower of notice from the Bank of such circumstances, convert to an Advance bearing interest at a rate per annum equal to the Base Rate payable monthly in arrears.

Anything in this Agreement or the Note to the contrary notwithstanding, the obligation of the Borrower to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be made to the Bank to the extent that the Bank’s receipt thereof would not be permissible under the law or laws applicable to the Bank limiting rates of interest that may be charged or collected by the

Bank. Any such payments of interest that are not made as a result of the limitation referred to in the preceding sentence shall be made by the Borrower to the Bank on the earliest interest payment date or dates on which the receipt thereof would be permissible under the laws applicable to the Bank limiting rates of interest that may be charged or collected by the Bank. Such deferred interest shall not bear interest.

6.	Commissions:

(a) The Borrower shall be obligated to pay to the Bank, in respect of each letter of credit issued at the Borrower’s request hereunder, fees and commissions to be mutually agreed to in writing on or prior to the date of issuance of such letter of credit, but in any event not less than;

(i) with respect to commercial letters of credit, (x) a flat fee equal to the greater of (A) 12.5 basis points (.125%) of the maximum face amount thereof for each 90 day period or portion thereof and (B) $250, payable upon issuance thereof and (y) a negotiation fee equal to the greater of (A) 12.5 basis points (.125%) of the amount of each drawing and (B) $250 payable upon each drawing, and

(ii) with respect to standby letters of credit, the greater of (A) a flat fee of $250 for each 90 day period or portion thereof and (B) a fee calculated at a rate per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) equal to one percent (1.0%) on the daily average maximum face amount of each standby letter of credit during the period from and including the date of issuance thereof to and including the expiration date thereof, such fees to be payable quarterly in arrears on the last Business Day of each calendar quarter.

Such fees and commissions shall be non-refundable.

(b) The Borrower shall also pay to the Bank its customary fees and charges in effect from time to time relating to the Credits including, without limitation, amendment and wire transfer fees.

(c) The Borrower shall also pay to the Bank a closing fee equal to $25,000 payable in two installments, the first in the amount of $12,500 shall be payable on the date hereof and the second in the amount of $12,500 shall be payable on the date six months after the date hereof. Such fees shall be fully earned on the date hereof and non-refundable.

7.	Taxes:

All payments of principal, interest, fees, commissions, and any other amounts due under or in connection with this letter agreement, the Note or any Credit or under any other Loan Document (as defined below) shall be made to the Bank free and clear of, and without deduction or withholding for, any and all present and future taxes, levies, duties or withholdings of any kind or, if any deduction or withholding from any amount payable hereunder or under any other Loan Document or in connection herewith or therewith shall be legally required, such amount shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this Section 7) the Bank shall receive an amount equal to the amount it would have received had no such deductions or withholdings been required.

The provisions of this Section 7 shall survive the payment in full of all obligations of the Borrower under this Agreement and the other Loan Documents (as hereinafter defined) and the termination of this Agreement.

8.	Payments:

Payments of principal, interest, fees, commissions and any other amounts payable to the Bank hereunder, under the Note or in respect of any Credit or under any other Loan Document will be made to the Bank in lawful money of the United States of America, in immediately available funds, to the Bank at its office at 55 East 52nd Street, New York, NY 10055, or such other address as the Bank may designate, without set-off, recoupment, defense, counterclaim or withholding.

9.	Reserves and Capital Adequacy:

The Borrower will upon demand pay to and indemnify the Bank against any loss or net cost resulting from any reserve requirements or increase in costs or decrease in rate of return relative to the Bank’s cost of capital or any requisition of funds therefor by any governmental authority or regulatory body which has authority over the Bank, in each case relating to or attributable to this letter agreement, including, without limitation, making or maintaining any Credit or the funding thereof. Without limitation of the foregoing:

(a) If the Bank shall have determined that the applicability of or the adoption after the date hereof of any law, rule, regulation or guideline (domestic or foreign) regarding capital adequacy, or any change in any of the foregoing or in the enforcement or interpretation or administration of any of the foregoing by any court or any governmental authority, central bank or comparable agency charged with the enforcement or interpretation or administration thereof, or compliance by the Bank, or any corporation or other entity which directly or indirectly controls the Bank (each such corporation or other entity is hereinafter referred to as a “Controlling Person”) (or any lending office of the Bank or any Controlling Person), with any request or directive regarding capital adequacy (whether or not having the force of law) of any such court, authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of a Controlling Person, if any, as a consequence of its issuance or maintenance of any letter of credit or its obligations (if any) under this letter agreement to a level below that which the Bank or such Controlling Person could have achieved but for such applicability, adoption, change or compliance (taking into consideration the Bank’s policies and the policies of such Controlling Person with respect to capital adequacy) by an amount deemed by the Bank to be material, then, upon demand by the Bank, the Borrower shall pay to the Bank from time to time as specified by the Bank such additional amount or amounts as will compensate the Bank or such Controlling Person for any such reduction suffered. In determining such additional amounts, the Bank shall be permitted to use any reasonable allocation methods.

(b) If any change in law, rule, regulation or guideline (domestic or foreign) or in the enforcement, interpretation or administration thereof by any court or any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof shall at any time (A) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued or loans made by the Bank, or (B) subject loans made or letters of credit issued by the Bank to any assessment or other cost or (C) impose on the Bank any other or similar condition regarding this letter agreement or any Credit, or the obligations, if any, of the Bank hereunder and the result of any event referred to in clause (A), (B) or (C) above shall be to reduce any amounts receivable by the Bank hereunder or under the other Loan Documents or increase the cost to the Bank of agreeing to issue or make any Credit, issuing or maintaining any Credit or making, funding or maintaining (or agreeing to fund or maintain) drawings under any letter of credit or any Advance by an amount which the Bank shall deem to be material (which reduction in amounts receivable or increase in cost may be the result of the reasonable allocation by the Bank of the aggregate of such reductions or cost increases resulting from such events), then, upon demand by the Bank, the Borrower shall pay to the Bank from time to time as specified by the Bank, such additional amount or amounts as will compensate the Bank for such increased cost or reduction.

(c) The provisions of this Section 9 shall survive the payment in full of all obligations of the Borrower under this letter agreement and the other Loan Documents (as hereinafter defined) and the termination of this letter agreement.

10.	Documents, etc.:

Prior to use, if any, of this facility by the Borrower, the Bank shall have received each of the following in form and substance satisfactory to the Bank in its sole discretion:

(a) this letter agreement, duly executed by the Borrower,

(b) (i) Master Continuing Stand-By Letter of Credit Agreement, duly executed by the Borrower (the “SBLC Agreement”); and

(ii) Master Continuing Commercial Letter of Credit Agreement, duly executed by the Borrower (together with the SBLC Agreement, the “LC Agreements”);

(c) the Note, duly executed by the Borrower;

(d) Continuing Security Agreement, duly executed by the Borrower (the “Security Agreement”);

(e) Security Agreement Questionnaire, duly executed by the Borrower;

(f) Assignment of Cash Collateral Agreement duly executed by the Borrower (“Assignment Agreement”);

(g) UCC Financing Statement with respect to the Borrower;

(h) Lien search reports with respect to the Borrower;

(i) if requested by the Bank, evidence of the Borrower’s insurance coverage with respect to inventory and other collateral, as well as the loss payable clause contained in each such insurance policy naming the Bank as an additional loss payee and insured party;

(j) limited liability company declaration, duly executed by the Borrower;

(k) a Request to Honor Oral and Telefax Instructions duly executed by the Borrower;

(l) recent Good Standing Certificate of the Borrower, a copy of the Borrower’s Certificate of Formation certified by the Secretary of State of the state of its formation, and a copy of its Operating Agreement certified by its manager;

(m) an Intercreditor Agreement, duly executed by each other bank, financial institution or other entity which provides financing to the Borrower;

(n) a subordination agreement, duly executed by Sowood (as amended, modified or supplemented from time to time, the “Sowood Subordination”), together with such authorization documents and legal opinions as the Bank shall request; and copies of all agreements between the Borrower and Sowood certified as true and correct by the manager of the Borrower;

(o) if requested by the Bank, with respect to each commodity futures account, an Assignment of Commodities Account/Security Agreement duly executed by the Borrower and a related tripartite agreement duly executed by the Borrower and the Broker; and

(p) unless waived by the Bank, a legal opinion of the Borrower’s counsel, in form and substance satisfactory to the Bank.

Each of the making of any request for a Credit and (i) in the case of an Advance, the receipt of the proceeds of such Advance requested in such request, and (ii) in the case of a letter of credit, the issuance of such letter of credit, shall constitute a representation and warranty by the Borrower that (A) the representations and warranties set forth in each of the Loan Documents are true and correct on and as of the date of such request, Advance or issuance (as the case may be), before and after giving effect thereto as if made on such date; and (B) prior to and after such Advance is made or letter of credit is issued (as the case may be), no Event of Default or such event or condition, which, with the passage of time or the giving of notice or both, would become an Event of Default, has occurred and is continuing.

11.	Representations & Warranties:

The Borrower hereby represents and warrants to the Bank that:

(a) the Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware; and there are no other jurisdictions in which the nature of its business requires it to be qualified to do business as a foreign company;

(b) the execution, delivery and performance by the Borrower from time to time of each of this letter agreement, the Assignment Agreement, the LC Agreements, the Security Agreement, the Note and all other related agreements, instruments and documents (collectively, the “Loan Documents” and each a “Loan Document”) are within the limited liability company powers of the Borrower, have been duly authorized by all necessary limited liability company action, and do not and will not contravene (i) any of its articles of organization or certificate of formation, limited liability company agreement or other organic documents (such as any members agreement) or (ii) any law or regulation or any contractual restriction binding on or affecting it or any of its assets or property;

(c) no authorization or approval or other action by or consent of and no notice to or filing with, any governmental authority or regulatory body or any other person or entity is required for the due execution, delivery and performance by the Borrower of any of the Loan Documents;

(d) this letter agreement is, and each of the other Loan Documents when delivered to the Bank will be, duly executed and delivered by the Borrower and constitutes or will constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium or other laws affecting the enforceability of rights of creditors generally;

(e) the most recent financial statements of the Borrower which you have previously furnished to the Bank, fairly present the Borrower’s respective financial condition as of their date and the results of operations for the periods ended on such date, and are prepared in accordance with generally accepted accounting principles consistently applied; and since such date, there has been no material adverse change in such condition or operations;

(f) there is no pending or (to the best of the Borrower’s knowledge) threatened action or proceeding affecting the Borrower or any subsidiary before any court, governmental agency or arbitrator, and there is no governmental investigation or proceeding pending with respect to or affecting the Borrower or any of its subsidiaries in each case which (if adversely determined) could materially adversely affect the Borrower’s or any such subsidiary’s financial condition or operations or result in loss, cost, liability or expense to the Borrower or any subsidiary in excess of $50,000 in the aggregate for all such actions, proceedings or investigations;

(g) the Borrower has complied and is in compliance with all applicable laws, regulations, ordinances, decrees and other similar documents and instruments of all governmental authorities, courts, bureaus and agencies, domestic and foreign; and

(h) on the date hereof, the Borrower has no subsidiaries except as set forth in Exhibit A hereto, and said Exhibit A accurately lists all companies and individuals which directly or indirectly own or control the Borrower and all subsidiaries of such companies and individuals (collectively, “Affiliates”).

12.	Covenants:

The Borrower hereby covenants that while this letter agreement remains in effect or any amount is outstanding in respect of any Credit or the Note or under any other Loan Document, the Borrower shall:

(a) (i) furnish the Bank, as soon as available and in any event within 90 days after the close of each of the Borrower’s fiscal years, with the consolidated and consolidating financial statements of the Borrower, including balance sheets and related profit and loss and surplus statements and statements of cash flows, certified in the case of the consolidated statements without qualification by independent certified public accountants in form and substance satisfactory to the Bank as of the end of such period;

(ii) furnish the Bank, as soon as available and in any event within 30 days after the close of each fiscal month of the Borrower, with unaudited consolidated and consolidating balance sheets and income statements and statement of cash flow of the Borrower, certified as accurate and complete by appropriate officers of the Borrower in form and substance satisfactory to the Bank in its sole discretion;

(iii) furnish to the Bank, at least 30 days before the end of each fiscal year of the Borrower, with a financial budget and strategic plan of the Borrower (in form and substance satisfactory to the Bank) for the succeeding fiscal year;

(iv) furnish the Bank, on each date that delivery by the Borrower of its financial statements is required under clauses (i) and (ii) above, with a written report of the chief executive officer of the Borrower that identifies operational highlights for the period reported on by such financial statements including, without limitation, changes in the Borrower’s committed and uncommitted lines of credit from all banks and financial institutions, in form and substance satisfactory to the Bank;

(v) furnish the Bank with such other information respecting the condition or operations, financial or otherwise, of the Borrower or any subsidiaries or Affiliates (as defined in Section 11(h)) as the Bank may from time to time request;

(b) not, and not permit any subsidiary of the Borrower to:

(i) sell, lease, transfer or otherwise dispose of any of its assets except (i) sales of inventory in the ordinary course of business and (ii) sales and dispositions of obsolete equipment no longer necessary or useful in the Borrower’s business; and not, without the prior written consent of the Bank, establish or acquire any subsidiary (whether a corporation, partnership, limited liability company or other entity) of which the Borrower or any subsidiary or both owns or controls more than 50% of the capital stock of any class or other equity interests or more than 50% of the shares of capital stock or other equity interests having voting power for election of directors or other governing body; or

(ii) assume, endorse, be or become liable for, or guarantee, the obligations of any person or entity, except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and except for transactions permitted under paragraph (q) below. For the purposes hereof, the term “guarantee” shall include any agreement, whether such agreement is on a contingency basis or otherwise, to purchase, repurchase or otherwise acquire indebtedness or obligations of any other person or entity, or to purchase, sell or lease, as lessee or lessor, property or services, in any such case primarily for the purpose of enabling another person or entity to make payment of indebtedness or obligations, or to make any payment (whether as an advance, capital contribution, purchase of an equity interest or otherwise) to assure a minimum equity, asset base, working capital or other balance sheet or financial condition, in connection with the indebtedness or obligations of another person or entity, or to supply funds to or in any manner invest in another person or entity in connection with its indebtedness or obligations;

(c) not merge into or consolidate with or into any corporation or other entity, nor permit any of its subsidiaries to do so;

(d) not declare or make at any time any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any equity or membership interests of the Borrower, or purchase, redeem or otherwise acquire for value any equity or membership interests of the Borrower or any warrants, rights or options to acquire such equity or membership interests, now or hereafter outstanding, without the prior written consent of the Bank; and not permit any subsidiary to do any of the foregoing, except dividends and distributions to the Borrower, provided that so long as (A) both no Event of Default shall have occurred and be continuing and the Bank shall not have (x) declared the Borrower’s obligations to be due and payable pursuant to the Loan Documents or (y) demanded payment of any obligations hereunder or thereunder, and (B) the Borrower is regarded as a flow-through or conduit for tax purposes under the Internal Revenue Code, the Borrower shall be permitted to pay quarterly dividends to its members in amounts sufficient to pay federal, state and local income taxes payable by such members and arising solely from their ownership of equity interests in the Borrower;

(e) preserve its corporate existence, maintain its properties in good repair, working order and condition, continue in the same lines of business and conduct its business substantially as it is being conducted now, and cause each of the Borrower’s subsidiaries to do all of the foregoing;

(f) maintain, and cause each of the Borrower’s subsidiaries to maintain, insurance with responsible and reputable insurance companies in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it conducts its business and cause all such insurance policies to contain loss payable endorsements and additional insured clauses satisfactory to the Bank in its sole discretion;

(g) comply, and cause each of the Borrower’s subsidiaries to comply, in all material respects with applicable law;

(h) as soon as possible and in any event within five Business Days after the occurrence of each Event of Default (as defined below) and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such statement, deliver to the Bank a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

(i) permit the Bank and its representatives to conduct collateral audits at the Borrower’s expense on such dates and at such times as the Bank shall determine in its sole discretion, provided that the Borrower shall not be required to pay the costs of more than two such audits in any calendar year, except such limitation shall not apply after the occurrence and during the continuance of any Event of Default or any demand for payment of or cash collateral for the Borrower’s obligations under this Agreement and the Loan Documents;

(j) take all action necessary to insure that the Borrower’s obligations under the Loan Documents rank and will continue to rank at least pari passu in respect of priority of payment with its highest ranking indebtedness and obligations;

(k) promptly notify the Bank of any material adverse change in the condition or operations of the Borrower or any of its subsidiaries, financial or otherwise, or of any default under any of the Loan Documents;

(l) not move the Borrower’s chief executive office or chief place of business, change its name, or conduct its business in any name other than as set forth in the signature page hereto, except with the prior written consent of the Bank;

(m) not (and not permit any of its subsidiaries to) amend its articles of organization, certificate of formation, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents without the prior written consent of the Bank;

(n) not (and not permit any of its subsidiaries to) directly at indirectly: (a) make any investment in or loan or extension of credit to an Affiliate (as defined in Section 11(h)); (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including guarantees and assumptions of obligations of an Affiliate, management and consulting agreements and payment of management fees); provided, however, that: (i) any Affiliate who is a natural person may serve as an employee, officer or director of the Borrower or Subsidiary and receive reasonable compensation for his services in such capacity and (ii) the Borrower may enter into any transaction with an Affiliate providing for the purchase of inventory in the ordinary course of business or purchase of management services if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower as the monetary or business consideration that would obtain in a comparable arm’s length transaction with a person not an Affiliate;

(o) not create, assume or permit to exist, and not permit any of the Borrower’s subsidiaries to create, assume or permit to exist, any lien, security interest or other encumbrance over any of its or their assets, now existing or hereafter acquired, other than liens and security interests granted to parties to the Intercreditor Agreement;

(p) not (and not permit any subsidiary to) incur or permit to exist any liabilities or indebtedness for borrowed money or in respect of letters of credit or bankers acceptances, except to the Bank and to banks and financial institutions party to the Intercreditor Agreement;

(q) not (and not permit any subsidiary to) make or permit to exist any loan, extension of credit, advance or investment to or in any person or entity, or any guarantee thereof, other than (i) accounts receivable arising in the ordinary course of business and (ii) loans made to any customer of the Borrower or guaranties or other financial accommodations provided by the Borrower for the benefit of any customer, in each case in the ordinary course of business for which the Borrower has been granted first priority, perfected liens and security interests in the assets of such customer, the fair market value of which equals or exceeds the principal amount of such loan, guaranty or financial accommodation and which is a self-liquidating transaction which will be paid within 180 days after the date of the loan, guaranty or financial accommodation from the proceeds of a sale of inventory by such customer; and

(r) not, and not permit any of its Affiliates to, disclose or represent to any of its customers that the Bank is extending any type of credit support for the Borrower’s obligations (if any) to make loans or other extensions of credit to such customer (in accordance with clause (s) above). For the avoidance of doubt, the foregoing is not intended to prohibit the Borrower from disclosing for proper business purposes that the Borrower has received financing from the Bank.

13.	Events of Default:

Without limiting the rights of the Bank under Sections 3 and 4 hereof (including, without limitation, the right of the Bank to demand (in its sole discretion) payment of the Advances or cash collateralization of the other Credits at any time), if any of the following events (“Events of Default”) shall occur and be continuing, the Bank may, by notice to the Borrower, declare the Advances, the Note and all accrued interest thereon to be forthwith due and payable and/or the Bank may require the Borrower to deposit immediately cash collateral with the Bank in an amount equal to the undisbursed maximum amount of each letter of credit issued for its account, whereupon the Advances, the Note, all such interest and such amount of cash collateral shall become forthwith due and payable, without presentment, demand, protest or further notice of any kind all of which are hereby expressly waived by the Borrower, provided that is the event of the occurrence of any Event of Default set forth in subsection (j) below, the Advances, the Note, all such interest and such amount of cash collateral shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower:

(a) any failure by the Borrower or any of its subsidiaries to pay when due any amount payable to the Bank hereunder or under any of the Loan Documents; or

(b) if the Borrower shall fail to perform or observe any other covenant or agreement contained herein or under any of the other Loan Documents and, in the case of any such failure which is capable of remedy, such failure shall remain unremedied for 10 business days after such failure; or

(c) the occurrence any other default or event of default under any of the other Loan Documents; or

(d) if any representation, warranty or statement made by the Borrower, any subsidiary of the Borrower or any other party to any Loan Document (or any of its officers) under or in connection with any Loan Document or any document furnished in connection therewith or pursuant thereto shall prove to be incorrect in any material respect when made; or

(e) any failure by the Borrower or any of its subsidiaries to pay when due any indebtedness for borrowed money or in respect of letters of credit owing to the Bank other than under the Loan Documents, or the occurrence of any event which with the giving of notice or passage of time, or both, could result in or permit the acceleration of the maturity of any such indebtedness; or

(f) any failure by the Borrower or any of its subsidiaries to pay when due any indebtedness for borrowed money or in respect of letters of credit owing to any party other than the Bank, or the occurrence of any event which, with the giving of notice or passage of time, or both, could result in or permit the acceleration of the maturity of any such indebtedness; or

(g) any judgment or order for the payment of money in excess of $250,000 individually or in the aggregate (or the equivalent thereof in another currency) with respect to the Borrower and its subsidiaries shall be rendered against the Borrower or any of its subsidiaries and shall remain unpaid, unbonded, unvacated or unstayed for a period of thirty days; or

(h) any provision of any Loan Document or the Sowood Subordination after delivery thereof shall for any reason cease to be valid and binding on the Borrower or Sowood, or Borrower or Sowood shall so state in writing; or

(i) the Security Agreement or any other Loan Document providing for the grant of a lien on or security interest in any collateral after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority security interest in any of the collateral purported to be covered thereby; or

(j) the Borrower or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property; or the Borrower or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (j).

14.	Indemnity, Costs, Etc.:

(a) The Borrower hereby agrees to indemnify the Bank and its present and future officers, directors, employees and agents (collectively the “Indemnified Parties”) against, and agrees to hold the Indemnified Parties harmless from, any and all liability, losses, damages and expenses (including reasonable counsel fees and expenses) of any kind whatsoever which may be incurred by any of the Indemnified Parties arising out of, in any way connected with, or as a result of (i) the execution, delivery or enforcement of this letter agreement and the other Loan Documents and the transactions contemplated hereby and thereby or the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, including, without limitation, as a result of or arising from the assertion of any claim, cross-claim or counterclaim or institution of any litigation by the Borrower against any Indemnified Party, or (ii) any claim, action, suit, investigation or proceeding relating to the Borrower or any of its affiliates, whether or not the Indemnified Party is a party thereto or target thereof; provided that the foregoing indemnity shall not apply to any such liability, losses, damage or expenses of an Indemnified Party to the extent arising from the willful misconduct or gross negligence of such Indemnified Party.

(b) The Borrower agrees to pay on demand all reasonable costs and expenses incurred or payable by the Bank in connection with the preparation, execution and delivery of, and the administration, interpretation, enforcement or collection of this letter agreement, the Note, the Credits and any applications or other agreements pertaining to the issuance thereof, the Security Agreement and all other Loan Documents, including, without limitation, costs of examination and audit of the Borrower’s books and records and of the collateral security for the Advances and Credits and all other due diligence performed by the Bank, consultants’ fees, court costs and attorneys’ fees and disbursements.

(c) The Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Bank to be payable in connection with this letter agreement or the other Loan Documents or the transactions pursuant to or in connection herewith and therewith, and the Borrower agrees to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

(d) The provisions of this Section 14 shall survive the payment in full of all obligations of the Borrower under this letter agreement and the other Loan Documents and the termination of this letter agreement.

15.	Notices, Etc.:

All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 396 Springfield Avenue, 2nd Floor, Summit, New Jersey 07901, Attention: Mr. Allan Lee (telecopier no. (908) 795-1584) and if to the Bank, at its address at 55 East 52nd Street, New York, New York, 10055, Attention: Mr. Chan K. Park (telecopier no. (212) 754-2360); or as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed, cabled or delivered, be effective when deposited in the mail, telecopied, delivered to the telegraph company, confirmed by telex answerback, delivered to the cable company or delivered to the recipient, respectively, provided, that notices under Section 4(b) shall be effective when actually received by the Bank. The Bank may act in reliance upon any written or facsimile communication believed in good faith to have been authorized by the Borrower. In this connection, the Borrower agrees to indemnify the Bank from and against any and all claims, losses and liabilities (including reasonable attorneys’ fees) growing out of or resulting from the Bank’s acts or omissions in reliance upon any such communication.

16.	Accounting Terms:

All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles consistently applied, except as otherwise stated herein.

17.	Governing Law; Waiver of Trial by Jury; Consent to Jurisdiction,. etc.:

(a) This letter agreement and each of the other Loan Documents shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles.

(b) AFTER REVIEWING THIS PROVISION SPECIFICALLY WITH ITS RESPECTIVE COUNSEL, EACH OF THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS LETTER AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE BORROWER OR THE BANK. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK MAKING THE ADVANCES TO, AND ISSUING OTHER CREDITS FOR THE ACCOUNT OF, THE BORROWER.

(c) The Borrower hereby agrees that ANY LEGAL ACTION OR PROCEEDING AGAINST THE BORROWER WITH RESPECT TO THIS LETTER AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE CITY OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK as the Bank may elect, and, by execution and delivery hereof, the Borrower accepts and consents to, for itself and in respect to its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Bank in writing, with respect to any claim, action or proceeding brought by it against the Bank and any questions relating to usury. Nothing herein shall limit the right of the Bank to bring proceedings against the Borrower in the courts of any other jurisdiction. The Borrower agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this letter agreement and the other Loan Documents and, to the maximum extent permitted by law, waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d) No claim may be made by the Borrower or any other person against the Bank or the officers, directors, employees or agents of the Bank for any special, indirect, punitive or consequential damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this letter agreement, any obligations of the Borrower and/or any of the collateral, or any act, omission or event occurring in connection therewith, and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages.

18.	Miscellaneous:

(a) The options, powers and rights of the Bank specified in the Loan Documents are in addition to those otherwise created by law or under any other agreement between the Borrower and the Bank. No amendment, modification or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower therefrom, shall be effective, unless the same shall be in writing and signed by the Bank. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No consent to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances.

(b) This letter agreement and the other Loan Documents embody the entire agreement and understanding between the Bank and the Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

(c) The Loan Documents shall be binding on the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and its successors and assigns, provided that the Borrower shall not have the right to assign its rights or obligations hereunder or thereunder or any interest herein or therein without the Bank’s prior written consent.

(d) No delay on the part of the Bank in exercising any rights hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such rights preclude, limit or impair other, further or future exercises thereof.

(e) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Bank is hereby authorized at any time and from time to time, without notice to the Borrower or to any other person or entity, any such notice being hereby expressly waived by the Borrower, to setoff and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank (including all of its branches and agencies) to or for the credit or the account of the Borrower in any currency and whether or not due against and on account of the obligations and liabilities of the Borrower to the Bank under this letter agreement or the other Loan Documents, irrespective of whether or not the Bank shall have made any demand hereunder or thereunder and although said obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

19.	Counterparts:

This letter agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signatures of the parties may appear on separate counterparts with the same effect as if on the same counterpart. Telecopied signatures to this letter agreement or any other Loan Document shall be binding on the signatory to the same extent as a manually signed copy.

20.	USA Patriot Act

The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the terms of the Patriot Act. As used herein, “Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

Should the foregoing terms and conditions meet with your approval, please evidence your agreement therewith by returning to the Bank a signed copy of this letter agreement.

Very truly yours,

UFJ BANK LIMITED

By:	/S/ CHAN K. PARK
Name: Chan K. Park
Title: Senior Vice President

Agreed and accepted

as of the date first above written:

FCSTONE MERCHANT SERVICES, LLC

By:	/S/ ALLAN J. LEE
Name: Allan J. Lee
Title: President

By:	/S/ MICHAEL D. ALTNEU

Name: Michael D. Altneu
Title: Senior Vice President

Exhibit A

List of subsidiaries and affiliates (see Section 11(h))

Exhibit B

Form of Consent to Bank’s Security Interest